EXHIBIT 99.2

Cortland Bancorp Declares Quarterly Cash Dividend of $0.06 Per Share

CORTLAND, Ohio, Oct. 27, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share. The dividend will be payable on December 1, 2015, to shareholders of record as of the close of business on November 10, 2015.

"As our franchise continues to deliver strong performance, we are glad to be able to pay our quarterly cash dividend," said James Gasior, President and Chief Executive Officer. "Cash dividends are one way to create shareholder value, and we appreciate the loyalty of our shareholder base." At the stock price of $14.33 per share at the close of the market on October 22, 2015, the current dividend equates to a yield of 1.7% on an annualized basis.

Cortland Bancorp recently reported earnings of $1.2 million, or $0.27 per share, for the third quarter of 2015, up 28% from $955,000, or $0.21 per share, for the second quarter of 2014. For the first nine months ended September 30, 2015, net income was unchanged at $3.3 million, or $0.73 per share, compared to the first nine months of 2014.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two mortgage loan production offices, in Canfield and Fairlawn, Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111

         The Cereghino Group
         IR CONTACT: 206-388-5785